                                                                    EXHIBIT 99.1


[UNITED COMMUNITY BANKS LOGO]


For Immediate Release


April 20, 2004

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2265
Rex_Schuette@ucbi.com


                      UNITED COMMUNITY BANKS, INC. REPORTS
                    15% GAIN IN OPERATING EARNINGS PER SHARE
                             FOR FIRST QUARTER 2004


HIGHLIGHTS:

- Record First Quarter Earnings of $.30 Per Share (post split), Up 15% From a Year Ago

-        Strong Loan Demand Drove Growth for Quarter

- Stable Net Interest Margin, Strong Credit Quality Provided Foundation for Performance

-        Return on Tangible Equity Above 19%

BLAIRSVILLE, GA, April 20, 2004 - United Community Banks, Inc. (Nasdaq: UCBI), Georgia's third largest bank holding company, today announced first quarter results that included a 27% rise in net operating income, a 15% gain in net operating earnings per share, and a 20% increase in total revenue from the same period last year. For the first quarter of 2004, net operating income rose to a record $10.9 million from $8.6 million a year earlier. Diluted operating earnings per share of $.30 increased 15% from $.26 for the first quarter a year ago. Total revenue, on a taxable equivalent basis, was $45.3 million compared with $37.7 million for the first quarter of 2003. Also, return on tangible equity was 19.87% compared with 17.79% a year ago and return on assets was 1.08% compared with 1.07% a year ago.

On March 15, 2004, United Community Banks announced a three-for-two split of its common stock effective April 28, 2004, for shareholders of record April 14, 2004. All per share amounts presented in this press release and accompanying schedules have been adjusted to reflect the split as if it had occurred prior to the earliest period presented.

"United Community Banks achieved outstanding results during the first quarter of 2004," said Jimmy Tallent, president and chief executive officer. "Loan demand for the quarter remained strong across all our markets, providing an opportunity for our employees to deliver the highest level of customer service. This, in turn, provided us with a solid foundation to continue to build our business and expand our franchise." At March 31, 2004, total loans were $3.1 billion and excluding acquisitions loans were up 14% from last year. "This core growth was achieved in a disciplined, step-by-step process throughout the year, without compromising credit quality in a challenging economic environment," Tallent added.

"For the first quarter, we again achieved our stated goals of sustained double-digit growth in operating earnings-per-share and a return on tangible equity, which excludes the effects of acquisition-related intangibles, above 18%," Tallent said.

Net operating income for the first quarter of last year excludes pre-tax merger-related charges of $840 thousand related to the acquisition of First Central Bancshares, Inc. ("First Central Bank") which was completed on March 31, 2003. The merger-related charges were for legal, investment advisor and other professional fees, as well as the termination of equipment leases and conversion costs. Including those merger-related charges, net income and diluted earnings per share were $8.1 million and $.25, respectively, for the quarter ended March 31, 2003.

"Our ability to serve the needs of our customers, combined with the strength of our markets helped increase core loans by $369 million, or 14%, from a year ago," Tallent said. "In addition, the acquisitions of First Central Bank, First Georgia Bank, and the three banking offices in western North Carolina contributed $232 million in new loans, bringing our total loan growth to $601 million, or 24%, from a year ago."

Taxable equivalent net interest revenue for the first quarter rose $7.0 million, or 23%, to $37.8 million from the same period a year ago. Acquisitions during 2003, contributed approximately

$3.5 million of this increase, leaving the core growth rate at approximately 12%. "Even without the acquisitions, we achieved solid growth in loans and new business," Tallent added.

Taxable equivalent net interest margin for the first quarter was 3.99% versus 4.05% a year ago. "Despite this environment of historically low interest rates, United Community Banks has maintained a net interest margin near the 4% level for the past six quarters and we expect our margin to remain near this level through 2004," Tallent said. "With a stable margin at the 4% level, we are prepared to maintain our earnings momentum by achieving a strong base of core business growth combined with our continued focus on credit quality and expense controls."

The first quarter provision for loan losses was $1.8 million, up $300 thousand from a year earlier and unchanged from the fourth quarter of 2003. Net charge-offs to average loans were .08% for the first quarter, compared with .17% for the first quarter of 2003 and .12% for the fourth quarter. Non-performing assets totaled $7.3 million, down $.5 million from a year ago, while loans outstanding increased $601 million. Non-performing assets as a percentage of total assets were .18% at March 31, 2004, compared with .19% at December 31, 2003 and .22% at March 31, 2003. "Our excellent credit quality continues to be the foundation for high performance and growth," Tallent said. "Credit quality remains sound thanks to the tireless efforts of our exceptional team of bankers. Our strategy of securing loans with hard assets remains the key to our credit quality success."

Fee revenue of $9.3 million for the first quarter increased $.9 million, or 11%, from $8.4 million a year ago. "Service charges and fees on deposit accounts were $5.0 million, up $1.4 million due to acquisitions, increasing popularity of new products and services, and growth in transactions and new accounts," Tallent commented. This was offset partially by mortgage loan and related fees which were $1.3 million and down $1.0 million from a year ago due to the lower level of mortgage refinancing activity caused by the rise in long-term interest rates. "We are focused on growing core deposits and related fee revenue," Tallent added. "Early in the first quarter of 2004, we began a company-wide initiative to increase our deposit base by engaging our many satisfied customers in the process. The initial results of this program have been encouraging with a significant increase in new account openings in the first quarter as compared to last year."

Operating expenses were $28.2 million, up $4.3 million, or 18%, from the first quarter of 2003. Included in the first quarter of 2004 were operating expenses for the two merged banks and the three acquired banking offices completed in 2003, which added approximately $3.3 million of expenses, leaving the underlying core expense growth rate of 4%. Salaries and employee benefits of $18.1 million increased $3.0 million, or 20%, with approximately $2.0 million of this increase resulting from the 2003 acquisitions. The balance of the increase was due to normal merit increases for staff that was partially offset by lower incentive compensation associated with the slowdown in mortgage refinancing activities. Communications and equipment expenses of $2.5 million increased $.6 million, or 34%, due to the acquisitions and investments in technology equipment to support business growth and enhance operating efficiency. Increases in all other operating expense categories were primarily due to the acquisitions and business growth.

"We continue to diligently monitor and control operating expenses while growing our customer base and revenue," Tallent said. "Excluding acquisitions, total revenue for the quarter increased approximately 8% while operating expenses rose 4%. This positive operating leverage contributed to our 15% growth in diluted operating earnings per share for the first quarter. Our operating efficiency ratio was 59.83% compared with 61.03% a year ago. We are striving for a long-term efficiency ratio in the range of 58% to 60%, which we believe is reasonable given our service-oriented community banking model," Tallent added.

"United Community Banks' growth strategy is focused primarily on internal growth within our markets. Additionally, if we have the right people, we will expand through de novo offices and selective acquisitions of banks and branch offices," Tallent said. "As part of this growth strategy, we announced earlier this quarter a merger with Fairbanco Holding Company, Inc., the parent company of 1st Community Bank headquartered in Fairburn, Georgia. 1st Community Bank has assets of $190 million with five full-service banking offices in Peachtree City in Fayette County, Newnan in Coweta County, and Fairburn, Union City and Palmetto in south Fulton County. The transaction, which is subject to regulatory and shareholder approval, is expected to close in the second quarter and will be slightly accretive to earnings during 2004."

"Looking forward for the remainder of 2004, we feel United Community Banks is on target to achieve operating earnings per share growth within our long-term goal of 12% to 15%," Tallent said. "For 2004, we anticipate core loan growth will continue in the range of 10% to 14% and our net interest margin will remain near the 4% level. Our outlook is based on flat short-term rates through 2004 and other assumptions that include a continued, stable economic environment in our markets combined with strong credit quality. We remain committed to providing superior customer service and operating performance while maintaining solid credit quality and growing our franchise - both internally and through selective de novo offices and mergers."

Other Items

Under the company's stock purchase program, a total of 2.25 million shares on a post-split basis may be purchased through December 31, 2004. No shares were purchased during the first quarter. As of March 31, 2004, a total of 1.3 million shares had been purchased over the past three years with an average cost per share of $14.78.

Conference Call

United Community Banks will hold a conference call to discuss the contents of this news release, as well as business highlights and financial outlook for the remainder of 2004, on Tuesday, April 20, 2004 at 11:00 a.m. ET. The telephone number for the conference call is (888) 266-1047. The conference call will also be available by web-cast within the Investor Relations section of the company's web site.

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $4.1 billion and operates 20 community banks with 74 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United

Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information may be found at the company's web site, ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled "Forward Looking Statements" on page 4 of United Community Banks, Inc. annual report filed on Form 10-K with the Securities and Exchange Commission.


                                 (Tables Follow)

UNITED COMMUNITY BANKS, INC.
SELECTED FINANCIAL INFORMATION
FOR THE THREE MONTHS ENDED MARCH 31, 2004

-------------------------------------------------------------------------------------------------------------------------------
                                             2004                                  2003                                  FIRST
                                          -----------    --------------------------------------------------------      QUARTER
(in thousands, except per share              FIRST          FOURTH         THIRD         SECOND           FIRST        2004-2003
data; taxable equivalent)                   QUARTER        QUARTER        QUARTER        QUARTER         QUARTER        CHANGE
                                          -----------    -----------     ----------     ----------     ----------     ----------
INCOME SUMMARY                            (Unaudited)    (Unaudited)     (Unaudited)   (Unaudited)     (Unaudited)
Interest revenue                           $   54,587     $   53,943     $   53,731     $   53,261     $   48,403
Interest expense                               16,772         17,098         17,446         18,467         17,589
                                           ----------     ----------     ----------     ----------     ----------
    Net interest revenue                       37,815         36,845         36,285         34,794         30,814          23%
Provision for loan losses                       1,800          1,800          1,500          1,500          1,500
Fee revenue                                     9,278          9,090         10,401         10,316          8,377          11
                                           ----------     ----------     ----------     ----------     ----------
   TOTAL REVENUE                               45,293         44,135         45,186         43,610         37,691          20
Operating expenses (1)                         28,176         27,572         28,712         27,699         23,917          18
                                           ----------     ----------     ----------     ----------     ----------
    Income before taxes                        17,117         16,563         16,474         15,911         13,774          24
Income taxes                                    6,179          5,959          6,110          6,014          5,164
                                           ----------     ----------     ----------     ----------     ----------
   NET OPERATING INCOME                        10,938         10,604         10,364          9,897          8,610          27
 Merger-related charges, net of tax                --            383             --            428            546
                                           ----------     ----------     ----------     ----------     ----------
    NET INCOME                             $   10,938     $   10,221     $   10,364     $    9,469     $    8,064          36
                                           ==========     ==========     ==========     ==========     ==========

OPERATING PERFORMANCE (1)
  Earnings per common share:
    Basic                                  $      .31     $      .30     $      .29     $      .29     $      .27          15
    Diluted                                       .30            .29            .29            .28            .26          15
  Return on tangible equity (3)                 19.87%         19.72%         19.94%         19.54%         17.79%
  Return on assets                               1.08           1.06           1.06           1.06           1.07
  Efficiency ratio                              59.83          59.81          61.34          61.40          61.03
  Dividend payout ratio                         19.35          16.67          17.24          17.24          18.52

GAAP PERFORMANCE
  Per common share:
    Basic earnings                         $      .31     $      .29     $      .29     $      .28     $      .25          24
    Diluted earnings                              .30            .28            .29            .27            .25          20
    Cash dividends declared                       .06            .05            .05            .05            .05          20
    Book value                                   8.80           8.47           8.20           8.15           7.39          19
    Tangible book value (3)                      6.86           6.52           6.44           6.37           6.40           7

  Key performance ratios:
    Return on equity (2)                        14.87%         14.19%         14.90%         14.76%         15.50%
    Return on assets                             1.08           1.02           1.06           1.01           1.00
    Net interest margin                          3.99           3.96           3.97           3.99           4.05
    Dividend payout ratio                       19.35          17.24          17.24          17.86          20.00
    Equity to assets                             7.46           7.41           7.35           7.19           6.84
    Tangible equity to assets (3)                5.88           5.82           5.85           6.03           6.47

ASSET QUALITY
  Allowance for loan losses                $   39,820     $   38,655     $   37,773     $   37,353     $   33,022
  Non-performing assets                         7,251          7,589          7,998          8,232          7,745
  Net charge-offs                                 635            918          1,080          1,069          1,030
  Allowance for loan losses to loans             1.27%          1.28%          1.29%          1.31%          1.30%
  Non-performing assets to total assets           .18            .19            .20            .21            .22
  Net charge-offs to average loans                .08            .12            .15            .16            .17

AVERAGE BALANCES
  Loans                                    $3,095,875     $2,959,626     $2,881,375     $2,742,952     $2,422,542          28
  Investment securities                       652,867        699,059        664,523        689,384        614,981           6
  Earning assets                            3,808,877      3,695,197      3,629,819      3,497,851      3,072,719          24
  Total assets                              4,084,883      3,961,384      3,888,141      3,756,689      3,269,481          25
  Deposits                                  2,955,726      2,843,600      2,826,900      2,829,986      2,466,801          20
  Stockholders' equity                        304,926        293,464        285,790        269,972        223,599          36
  Common shares outstanding:
    Basic                                      35,319         35,260         35,112         34,280         31,827
    Diluted                                    36,482         36,391         36,185         35,387         32,936

AT PERIOD END
  Loans                                    $3,147,303     $3,015,997     $2,918,412     $2,861,481     $2,546,001          24
  Investment securities                       617,787        659,891        634,421        660,625        658,546          (6)
  Earning assets                            3,851,968      3,796,332      3,676,018      3,642,545      3,304,232          17
  Total assets                              4,118,188      4,068,834      3,942,139      3,905,929      3,579,004          15
  Deposits                                  3,074,193      2,857,449      2,790,331      2,870,926      2,723,574          13
  Stockholders' equity                        311,247        299,373        289,713        285,500        245,699          27
  Common shares outstanding                    35,331         35,289         35,232         34,967         33,055


(1) Excludes pre-tax merger-related charges totaling $580,000 or $.01 per diluted common share, $668,000 or $.01 per diluted common share and $840,000 or $.01 per diluted common share recorded in the fourth, second and first quarters, respectively, of 2003.

(2) Net income available to common stockholders divided by average realized common equity which excludes accumulated other comprehensive income.

(3) Excludes effect of acquisition related intangibles and associated amortization.

 UNITED COMMUNITY BANKS, INC.
 CONSOLIDATED STATEMENT OF INCOME
 FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                     THREE MONTHS ENDED
                                                                                                           MARCH 31,
                                                                                              ----------------------------------
 (in thousands, except per share data)                                                            2004                2003
--------------------------------------------------------------------------------------------------------------------------------
 INTEREST REVENUE:                                                                              (Unaudited)         (Unaudited)
     Loans, including fees                                                                         $ 47,422            $ 41,106
     Federal funds sold and deposits in banks                                                           111                  68
     Investment securities:
          Taxable                                                                                     6,069               5,966
          Tax exempt                                                                                    566                 731
                                                                                                   --------            --------
              Total interest revenue                                                                 54,168              47,871
                                                                                                   --------            --------

 INTEREST EXPENSE:
     Deposits:
           Demand                                                                                     1,794               2,228
           Savings                                                                                       83                  90
           Time                                                                                       9,297              10,108
     Other borrowings                                                                                 5,598               5,163
                                                                                                   --------            --------
          Total interest expense                                                                     16,772              17,589
                                                                                                   --------            --------
          Net interest revenue                                                                       37,396              30,282
 Provision for loan losses                                                                            1,800               1,500
                                                                                                   --------            --------
          Net interest revenue after provision for loan losses                                       35,596              28,782
                                                                                                   --------            --------

  FEE REVENUE:
     Service charges and fees                                                                         5,023               3,574
     Mortgage loan and other related fees                                                             1,280               2,312
     Consulting fees                                                                                  1,127               1,120
     Brokerage fees                                                                                     708                 420
     Securities losses, net                                                                              (4)                  -
     Other                                                                                            1,144                 951
                                                                                                   --------            --------
          Total fee revenue                                                                           9,278               8,377
                                                                                                   --------            --------
          TOTAL REVENUE                                                                              44,874              37,159
                                                                                                   --------            --------

  OPERATING EXPENSES:
     Salaries and employee benefits                                                                  18,126              15,104
     Occupancy                                                                                        2,282               2,102
     Communications and equipment                                                                     2,547               1,900
     Postage, printing and supplies                                                                   1,142                 945
     Professional fees                                                                                  837                 895
     Advertising and public relations                                                                   764                 706
     Amortization of intangibles                                                                        371                  85
     Merger-related charges                                                                               -                 840
     Other                                                                                            2,107               2,180
                                                                                                   --------            --------
          Total operating expenses                                                                   28,176              24,757
                                                                                                   --------            --------
     Income before income taxes                                                                      16,698              12,402
 Income taxes                                                                                         5,760               4,338
                                                                                                   --------            --------
         NET INCOME                                                                                $ 10,938            $  8,064
                                                                                                   ========            ========

         Net income available to common stockholders                                               $ 10,922            $  8,047
                                                                                                   ========            ========

 Earnings per common share:
     Basic                                                                                         $    .31            $    .25
     Diluted                                                                                            .30                 .25
 Weighted average common shares outstanding (in thousands):
     Basic                                                                                           35,319              31,827
     Diluted                                                                                         36,482              32,936




 UNITED COMMUNITY BANKS, INC.
 CONSOLIDATED BALANCE SHEET
 FOR THE PERIOD ENDED

----------------------------------------------------------------------------------------------------------------------------------
                                                                                       MARCH 31,      DECEMBER 31,      MARCH 31,
 ($ in thousands)                                                                         2004            2003             2003
----------------------------------------------------------------------------------------------------------------------------------

 ASSETS                                                                               (Unaudited)       (Audited)      (Unaudited)

  Cash and due from banks                                                             $    81,723     $    91,819     $   138,939
  Interest-bearing deposits in banks                                                       39,587          68,374          18,262
  Federal funds sold                                                                         --              --            19,220
                                                                                      -----------     -----------     -----------
      Cash and cash equivalents                                                           121,310         160,193         176,421

  Securities available for sale                                                           617,787         659,891         658,546
  Mortgage loans held for sale                                                             14,508          10,756          30,607
  Loans, net of unearned income                                                         3,147,303       3,015,997       2,546,001
       Less - allowance for loan losses                                                    39,820          38,655          33,022
                                                                                      -----------     -----------     -----------
              Loans, net                                                                3,107,483       2,977,342       2,512,979

  Premises and equipment, net                                                              89,625          87,439          76,612
  Interest receivable                                                                      22,410          20,962          23,436
  Intangible assets                                                                        71,811          72,182          33,022
  Other assets                                                                             73,254          80,069          67,381
                                                                                      -----------     -----------     -----------
      TOTAL ASSETS                                                                    $ 4,118,188     $ 4,068,834     $ 3,579,004
                                                                                      ===========     ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
       Demand                                                                         $   425,697     $   412,309     $   344,912
       Interest-bearing demand                                                            863,975         846,022         761,278
       Savings                                                                            148,260         140,619         117,079
       Time                                                                             1,636,261       1,458,499       1,500,305
                                                                                      -----------     -----------     -----------
             Total deposits                                                             3,074,193       2,857,449       2,723,574

   Federal funds purchased and repurchase agreements                                      128,475         102,849          40,781
   Federal Home Loan Bank advances                                                        470,271         635,420         457,001
   Other borrowings                                                                       108,751         152,596          75,052
   Accrued expenses and other liabilities                                                  25,251          21,147          36,897
                                                                                      -----------     -----------     -----------
        TOTAL LIABILITIES                                                               3,806,941       3,769,461       3,333,305
                                                                                      -----------     -----------     -----------

Stockholders' equity:
    Preferred stock, $1 par value; $10 stated value; 10,000,000 shares authorized;
         48,300, 55,900 and 127,100 shares issued and outstanding                             483             559           1,271
    Common stock, $1 par value; 50,000,000 shares authorized;
         35,706,573, 35,706,573 and 33,940,626 shares issued                               35,707          35,707          33,941
    Capital surplus                                                                        95,532          95,951          70,308
    Retained earnings                                                                     175,700         166,887         142,178
    Treasury stock; 375,563, 417,525 and 885,707 shares, at cost                           (6,414)         (7,120)        (13,054)
    Accumulated other comprehensive income                                                 10,239           7,389          11,055
                                                                                      -----------     -----------     -----------
        TOTAL STOCKHOLDERS' EQUITY                                                        311,247         299,373         245,699

                                                                                      -----------     -----------     -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $ 4,118,188     $ 4,068,834     $ 3,579,004
                                                                                      ===========     ===========     ===========

